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                                                                    Exhibit 99.1

[Reynolds & Reynolds]                                                     [News]
================================================================================

               REYNOLDS AND REYNOLDS REPORTS FIRST QUARTER RESULTS

        LIVE WEBCAST AT 11:00 A.M. ET. CONFERENCE CALL AND REPLAY AVAILABLE AT REYREY.COM

DAYTON, OHIO, January 21, 2004 - The Reynolds and Reynolds Company (NYSE:REY) today reported net income of $24 million or 34 cents per share for the first fiscal quarter compared to $26 million or 36 cents a year ago. First quarter earnings per share include about 5 cents of costs associated with steps taken to improve the company's documents business and other companywide initiatives during the quarter. First quarter EPS also includes about 3 cents of income related primarily to a favorable Ohio State Tax law change. Revenues of $248 million were slightly higher than a year ago.

Revenues in the company's largest segment, Software Solutions, were $142 million, 5 percent higher than a year ago. The Services Segment experienced a 4 percent decline in revenues. Documents segment revenues declined 2 percent. Revenues in the Financial Services segment were 13 percent below a year ago primarily because of lower interest rates. For fiscal 2004, Reynolds has aligned its reporting segments with its new organizational structure as required by accounting pronouncements.

"Our business model remains strong. We have the right strategy, a powerful set of solutions, and a strong management team," Lloyd "Buzz" Waterhouse, CEO, chairman and president said. "A recent study conducted by the National Automobile Dealers Association (NADA) reported that Reynolds ranks first in customer satisfaction among major dealer management system providers. Though the ramp of our newest solutions is taking longer than we anticipated, the automotive market is strong and our industry sees the value in the customer relationship management (CRM) tools and services we provide.

"We know that automotive retailers spend twice as much as a percent of sales on broad-based advertising than their non-automotive counterparts. Our job is to help them leverage their information assets and embrace new processes and technologies that deliver better business results. As our customers see the superior returns on investment for direct, relationship building retailing methods, they are beginning to shift some of the dollars previously focused on mass marketing to adopt these exciting new processes and tools. As we continue to more effectively package, sell and install these new solutions, and deliver the superior business results to our customers, we expect our momentum to accelerate in this highly referral-based market."

As a result of the slower-than-planned ramp of new solutions, Reynolds expects full-year revenues to increase in the 2 percent to 4 percent range over the prior year. Original guidance called for revenue growth in the 6 percent to 10 percent range. Lower revenue levels will result in full-year earnings per share in the $1.60 to $1.66 range, lower than previous guidance of $1.68.

"Revenue growth will not materialize until the second half of the fiscal year and will not be significant enough to enable us to achieve our annual revenue growth goal for fiscal 2004" Dale Medford, executive vice president and CFO, said. "That said, we're setting the table for stronger top-line growth in fiscal 2005 with our investments in new solutions and continued solid earnings and cash flow."

During the quarter, Reynolds:

        - Acquired Incadea AG, a provider of global automotive retailing software solutions based in Raubling, Germany.

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        -       Strengthened its CRM solutions with the acquisition of Third
                Coast Media, the #3 player in automotive Web solutions.

        - Earned its fifth consecutive Software Technical Assistance Recognition award from the Software Professionals Association - a distinction achieved by only a handful of companies around the world.

        - Received a 2003 Service Quality Award from the Association for Services Management International (AFSMI). AFSMI is the only global organization dedicated to advancing the development of the high-technology services and support industry.

        - Announced major enhancements to its flagship Customer Management Solution, Reynolds Contact Management. The enhancements target automotive retailers' need to integrate privacy compliance, enhance sales process customization and improve reporting capabilities.

        - Reported Networkcar(TM), a Reynolds and Reynolds company was awarded a patent titled "Wireless Diagnostic System and Method for Monitoring Vehicles." Additionally, Networkcar recently received a Consumer Electronics Association Best of Innovations Award in the Mobile Electronics category.

        - Repurchased 1.3 million shares for $36 million, at an average price of $28.03. Approximately 6.9 million shares remain authorized for repurchase.

"We remain optimistic about the long-term prospects for growth," Waterhouse said. "Our international division is off to a fast start, we're experiencing double-digit growth in our Reynolds Consulting Services business, and the pipeline for our premier solution - the Reynolds Generations Series(R) Suite is extremely strong. When we enter the NADA convention next week in Las Vegas, the industry will see a number of exciting advances including an enhanced Desking solution, a powerful new Web site management platform that will be the foundation for Reynolds Web Solutions, and significant enhancements to our industry-leading ERA(R) system. As our industry makes improved retailing processes a priority, Reynolds and Reynolds is well positioned to provide the solutions that will deliver real business results for our customers."


FOR THE FISCAL YEAR, the company has updated its guidance, currently expecting:

        - Second quarter earnings per share (EPS) to be approximately 36 cents.

        -       Full fiscal year EPS to be between $1.60 and $1.66.


        - Full fiscal year revenue to be slightly ahead of last year, in the 2 percent to 4 percent range.

        -       Return on equity to exceed 20 percent.

        -       Operating margins to be between 17 percent and 18 percent.

        - Capital expenditures of approximately $40 million net of building sale proceeds.

        - Depreciation and amortization expense of approximately $45 million.

        - Research and development expenses to be approximately $85 million.

        - Estimated tax rate of 39 percent to 40 percent excluding the 3 cent per share benefit in the first quarter.

        -       To continue its share repurchase plan throughout the year.

        - Fully diluted shares used to calculate EPS to be approximately 68 million shares.

Reynolds and Reynolds ( www.reyrey.com ) is the leading provider of integrated solutions that help automotive retailers manage change and improve their profitability. Serving the automotive retailing industry since 1927, Reynolds enables OEMs and retailers to work together to build the lifetime value of their customers. The company's award-winning product, service and training solutions include a full range of retail and enterprise management systems, Web and Customer Relationship Management solutions, learning and consulting services, documents, data management and integration, networking and support and leasing services. Reynolds serves more than 20,000 customers. They comprise nearly 90 percent of the automotive retailers and virtually all OEMs doing business in North America. The Reynolds International Division serves automotive retailers and OEMs through Incadea AG and its partner network as well as a worldwide consulting practice.


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Certain statements in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management's judgment, beliefs, current trends and market conditions. Forward-looking statements made or to be made by or on behalf of the company may be identified by the use of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. See also the discussion of factors that may affect future results contained in the company's Current Report on Form 8-K filed with the SEC on August 11, 2000, which we incorporate herein by reference. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

                                      # # #
                                                                        REY0406

(Editor's note:  Segment Report Attached)

CONTACT:
MEDIA                                       INVESTORS
Paul Guthrie                                John Shave
937.485.8104                                937.485.1633
paul_guthrie@reyrey.com                     john_shave@reyrey.com


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
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                        THE REYNOLDS AND REYNOLDS COMPANY
                           SEGMENT REPORT (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                                First Quarter
                                                              --------------------------------------------------
For The Periods Ended December 31                                   2003            2002 (1)         Change
----------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Net Sales and Revenues                                                 $248,403         $246,648             1%
Gross Profit                                                           $138,587         $137,854             1%
    Gross Margin                                                          55.8%            55.9%
Operating Income                                                        $35,959          $41,857           -14%
    Operating Margin                                                      14.5%            17.0%
Income Before Income Taxes                                              $36,224          $42,203           -14%
Provision for Income Taxes                                              $12,402          $16,630
Net Income                                                              $23,822          $25,573            -7%

Earnings Per Common Share (Diluted)
    Net Income                                                            $0.34            $0.36            -6%

Average Shares Outstanding                                               69,446           70,962

SOFTWARE SOLUTIONS
Net Sales and Revenues                                                 $142,506         $136,319             5%
Gross Profit                                                            $97,495          $92,726             5%
    Gross Margin                                                          68.4%            68.0%
Operating Income                                                        $38,869          $35,630             9%
    Operating Margin                                                      27.3%            26.1%

SERVICES
Net Sales and Revenues                                                  $57,809          $60,061            -4%
Gross Profit                                                            $14,729          $15,329            -4%
    Gross Margin                                                          25.5%            25.5%
Operating Loss                                                        ($11,061)         ($6,511)
    Operating Margin                                                     -19.1%           -10.8%

DOCUMENTS
Net Sales and Revenues                                                  $39,688          $40,628            -2%
Gross Profit                                                            $19,880          $22,693           -12%
    Gross Margin                                                          50.1%            55.9%
Operating Income                                                         $3,266           $6,879           -53%
    Operating Margin                                                       8.2%            16.9%

FINANCIAL SERVICES
Net Sales and Revenues                                                   $8,400           $9,640           -13%
Gross Profit                                                             $6,483           $7,106            -9%
    Gross Margin                                                          77.2%            73.7%
Operating Income                                                         $4,885           $5,859           -17%
    Operating Margin                                                      58.2%            60.8%


(1) Fiscal year 2003 financial statements were restated to reclassify amounts between segments for consistency with the current organizational structure as well as to reflect the adoption of SFAS No. 123, "Accounting for Stock-Based Compensation," to expense stock options, using the Retroactive Restatement Method as described in SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." Stock-based compensation expense was $3,904

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($2,675 after- tax or $.04 per diluted share) in the first quarter, $3,740
($2,536 after-tax or $.04 per diluted share) in the second quarter, $3,591 ($2,045 after-tax or $.03 per diluted share) in the third quarter and $3,206 ($1,961 after-tax or $.03 per diluted share) in the fourth quarter.